Exhibit 99.1

Synergy Pharmaceuticals Reports Inducement Grant Under NASDAQ Listing Rule 5635(c)(4)

NEW YORK, N.Y., October 5, 2016 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced that the independent Compensation Committee of the Board of Directors of Synergy approved the grant of an inducement stock option to purchase 50,000 shares of Synergy common stock to one new employee, with a grant date of September 19, 2016 (the “Q3 2016 Inducement Grant”).

The Q3 2016 Inducement Grant has an exercise price per share equal to the closing price of the Company’s common stock on September 19, 2016, the date of grant.  The stock option has a 10 year term and vests in equal amounts on the anniversary of the date of grant over three years, subject to the new employee’s continued service with the Company through the respective vesting dates.  The stock option was granted as an inducement equity award outside of the Company’s 20008 Equity Compensation Incentive Plan, as amended, and was made as an inducement material to such employee’s acceptance of employment with the Company.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies. The company has pioneered discovery, research and development efforts around uroguanylin analogs for the treatment of functional GI disorders and inflammatory bowel disease. Synergy’s proprietary uroguanylin analog technology platform includes two lead product candidates — plecanatide and dolcanatide. For more information, please visit www.synergypharma.com.

Company Contact:

Gem Hopkins

VP, Investor Relations and Corporate Communications

212-584-7610

ghopkins@synergypharma.com